UBS MONEY SERIES

January 11, 2016

State Street Bank and Trust Company

Channel Center

1 Iron Street

Boston, Massachusetts 02210

Attention: James M. Newland, Vice President

Re: UBS MONEY SERIES (the “Fund”)

Ladies and Gentlemen:

Please be advised that the undersigned Fund has established three new series of shares to be known as UBS PRIME RESERVES FUND, UBS PRIME PREFERRED FUND AND UBS PRIME INVESTOR FUND, respectively (the “Portfolios”).

In accordance with Section 17, the Additional Funds provision, of the Custodian Contract dated as of February 1, 2000, as amended, modified, or supplemented from time to time (the “Agreement”), by and between the Fund and State Street Bank and Trust Company (“State Street”), the undersigned Fund hereby requests that State Street act as Custodian for the new Portfolios under the terms of the Agreement.

Please indicate your acceptance of the foregoing by executing two copies of this letter agreement, returning one to the Fund and retaining one for your records.

Sincerely,

UBS MONEY SERIES on behalf of:
UBS PRIME RESERVES FUND
UBS PRIME PREFERRED FUND
UBS PRIME INVESTOR FUND

By: /s/ Keith A. Weller
Name: Keith A. Weller
Title: Vice President & Assistant Secretary, Duly Authorized

Agreed and Accepted:

STATE STREET BANK AND TRUST COMPANY

By: /s/ Gunjan Kedia
Name: Gunjan Kedia
Title: Executive Vice President, Duly Authorized

Effective Date: January 11, 2016